Exhibit 99.5

Our Mission Continues

July 29, 2019

To My Mylan Family,

Regardless of how long you’ve been with Mylan, you know our mission is a cause that is deeply personal. Providing access to high quality medicine has been our purpose since our very beginning. When I became CEO almost eight years ago, you willingly stepped up, eager to commit when I challenged us all to the audacious goal of providing the world’s 7 billion people access to medicine. Today, with the announcement to combine Upjohn, a division of Pfizer, with Mylan, our mission is truly within reach.

After much reflection and nearly 28 years of service, I believe that this historic milestone in Mylan’s amazing journey is also the right time for me to retire from Mylan and pursue a new chapter in my career, effective at the close of the transaction which is anticipated to occur in mid-2020. I know that for many of you, both announcements may come as a surprise, so I wanted to take a moment to explain why I think this transaction, and my transition, are the right next steps for Mylan.

As most of you know, I began my career at Mylan in January of 1992 as a data entry clerk; after 20 years and more than 15 different roles – including serving as Chief Integration Officer, Chief Operating Officer and President, I was appointed CEO. During my time at Mylan, I have been privileged to work with an incredibly talented and dedicated group of colleagues as we grew our company from a 300 employee, $100 million revenue, single-country operation to a global organization with over 45,000 employees, $20 billion in revenue and a reach of more than 165 countries, including China, as of the close of this transaction. My journey with Mylan has been life-altering, and the many relationships I have forged will be life-long.

From its very founding, Mylan’s story has been a uniquely special one. Created by two army buddies determined to succeed at providing patients in need with access to medicine, Mylan has never lost sight of its mission, or the indelible “fingerprint” that our founder and former CEO Mike Puskar left on Mylan and our culture that still serves the company well today. He established Mylan not only as a leading player in the U.S. generic pharmaceutical industry but also as an organization known for its commitment to quality.

His successor, Robert, significantly added to that legacy by transforming and expanding Mylan’s “footprint,” scaling the company virtually overnight from operating in a single country to reaching countries around the world as a result of two game-changing acquisitions in 2007. This global footprint resulted in a reimagined Mylan, essentially a 50-year-old company effectively becoming a global “startup” following these major transactions. These transactions also formed the extraordinary partnership of Robert, Rajiv and I that has not only endured the test of time but in many ways became the foundation of who Mylan is today. I am sincerely grateful to have had the opportunity to serve with them.

Robert’s visionary leadership not only transformed Mylan but also set a rare example in corporate America, where far too often, leaders stay too long. Robert’s resolve and his willingness to create the opportunity for me to become the first female CEO of a Fortune 500 pharmaceutical company was historic. I realize today more than ever the impact that decision had on my desire to create that same opportunity for the new company and its future.

Our leadership journey toward access hasn’t always been easy, but our efforts have had lasting impact. From treating approximately 40% of the world’s HIV+ patients to fighting for the same quality standards no matter where a product is made or helping to illuminate the complex supply chains that often make it difficult for patients and payers to get the full benefits of less costly medication, I am incredibly proud that Mylan has never shied away from challenging the status quo. These and many more demonstrations of our efforts to break down barriers to access have kept me continually energized over the years.

My focus throughout my time as CEO has been to build upon the “fingerprint” as well as the “footprint” that was established before me and create a “blueprint” for the organization to instill not only disciplined global processes, infrastructure and diversification but a future-focused “Healthcare 2020” strategy that allowed us to explore opportunities to further differentiate Mylan for success in 2020 and beyond. Looking back nearly eight years later, I am proud to say that with the creation of this new company, the goals I set for myself and for Mylan will be met.

So, as the company sets out on this exciting new journey, I too will be beginning a new chapter that will continue to be focused on serving people, patients and public health. I sincerely thank my management team and all of the employees of Mylan, past and present, for their partnership over the last three decades, and look forward to speaking directly with as many of you as possible over the coming months. In the meantime, in order to be in a position to fully realize the promise and countless opportunities our combination with Upjohn provides, it is important that we focus all of our collective energies on bringing this transformational transaction to a successful close.

As I have always believed, it is not the abilities of each individual player that leads to lasting success, but the strength of the entire team - the “Power of Us” truly can change the world!

With my deepest gratitude,

Heather Bresch

Mylan CEO

FORWARD-LOOKING STATEMENTS

This letter contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed transaction, the expected timetable for completing the proposed transaction, the benefits and synergies of the proposed transaction, future opportunities for the combined company and products and any other statements regarding Pfizer’s, Mylan’s and Newco’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “intend”, “continue”, “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; changes in relevant tax and other laws; the parties’ ability to consummate the proposed transaction; the conditions to the completion of the proposed transaction, including receipt of approval of Mylan’s shareholders, not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related standards, or on an adjusted basis (“Non-GAAP measures”); the integration of Mylan and Newco being more difficult, time consuming or costly than expected; Mylan’s and Upjohn’s failure to achieve expected or targeted future financial and operating performance and results; the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected time frames or at all or to successfully integrate Mylan and Newco; customer loss and business disruption being greater than expected following the proposed transaction; the retention of key employees being more difficult following the proposed transaction; Mylan and Newco’s capacity to bring new products to market, including but not limited to where it uses its business judgment and decides to manufacture, market and/or sell products directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing and outcome of any ongoing legal proceedings and the impact of such proceedings on Mylan’s and Newco’s consolidated financial condition, results of operations and/or cash flows; Mylan’s and Newco’s ability to protect their respective intellectual property and preserve their respective intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of the business of Mylan or Newco; and uncertainties and matters beyond the control of management and other factors described under “Risk Factors” in each of Pfizer’s and Mylan’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). You can access Pfizer’s or Mylan’s filings with the SEC through the SEC website at www.sec.gov or through Pfizer’s or Mylan’s website, and Pfizer and Mylan strongly encourage you to do so. Except as required by applicable law, Pfizer, Mylan or Newco undertake no obligation to update any statements herein for revisions or changes after the date of this letter.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the proposed combination of Newco and Mylan, which will immediately follow the proposed separation of the Upjohn Business from Pfizer (the “proposed transaction”), Newco, Mylan and Mylan Newco intend to file relevant materials with the SEC, including a registration statement on Form S-4 that will include a proxy statement/prospectus relating to the proposed transaction. In addition, Newco expects to file a registration statement in connection with its separation from Pfizer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO, MYLAN NEWCO AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Mylan seeking approval of the proposed transaction. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan, at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323.

PARTICIPANTS IN THE SOLICITATION

This letter is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Newco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pfizer may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2019 and its definitive proxy statement and additional proxy statement relating to its 2019 Annual Meeting filed with the SEC on March 14, 2019 and on April 2, 2019, respectively, and Current Report on Form 8-K filed with the SEC on June 27, 2019. Information about the directors and executive officers of Mylan may be found in its amended Annual Report on Form 10-K filed with the SEC on April 30, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting filed with the SEC on May 24, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus when it becomes available.